UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Plug Power Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear Stockholders,

You recently received proxy materials in connection with the 2017 Annual Meeting of Stockholders of Plug Power Inc., scheduled to be held on Wednesday, June 28, 2017.

According to our latest records, YOUR PROXY VOTE HAS NOT YET BEEN RECEIVED.

The Board of Directors of the Company recommends that you vote “FOR’’ the election of the three nominees of the Board of Directors as Class III Directors of the Company (Proposal 1); ‘‘FOR’’ the approval of the Amendment and Restatement of the Company’s Amended and Restated 2011 Stock Option and Incentive Plan (Proposal 2); ‘‘FOR’’ the approval of the Fourth Certificate of Amendment of the Amended and Restated Certificate of Incorporation of the Company (Proposal 3); ‘‘FOR’’ the approval of the issuance of 20% or more of the Company’s Common Stock upon the exercise of a warrant issued by the Company to Amazon.com NV Investment Holdings, LLC, a subsidiary of Amazon.com, Inc. (Proposal 4); ‘‘FOR’’ the approval of the advisory resolution regarding the compensation of the Company’s named executive officers (Proposal 5); ‘‘FOR’’ the approval of the advisory proposal that an advisory vote on the compensation of the Company’s named executive officers be included in the Company’s proxy statement every three (3) years (Proposal 6); and ‘‘FOR’’ the ratification of KPMG LLP as the Company’s Independent Auditors for 2017 (Proposal 7).

Your vote is important. Please vote today by Internet or telephone to ensure your vote is received in time for the meeting! It is quick and easy.

TO VOTE THROUGH THE INTERNET:	TO VOTE BY TOUCHTONE PHONE:
Go to www.proxyvote.com and follow the instructions on the website to vote your shares using the 12-digit control number on the enclosed voting instruction form.	Call 800-454-8683 toll-free and follow the instructions to vote your shares using the 12-digit control number on the enclosed voting instruction form.

Alternatively, you may sign the enclosed voting instruction form and return it in the postage-paid envelope provided.

If you have any questions, please do not hesitate to call our proxy solicitation firm, MacKenzie Partners at 800.322.2885 (toll-free in N. America) or at 212.929.5500.

Thank you in advance for your support and for acting promptly.

Sincerely,

Plug Power Inc.